CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Scudder Global Fund, Inc:

     We consent to the inclusion in Post-Effective Amendment No. 29 to the Registration Statement of Scudder Global Fund, Inc. on Form N-1A, of our reports dated August 20, 1997 and August 15, 1997 on our audits of the financial statements and financial highlights of Scudder Global Fund and Scudder International Bond Fund, respectively, which reports are included in the Annual Reports to Shareholders for the year ended June 30, 1997, which are incorporated by reference in the Post-Effective Amendment to the Registration Statement.

     We also consent to the reference to our Firm under the caption, "Experts."

                                        /s/Coopers & Lybrand L.L.P.
Boston, Massachusetts                   COOPERS & LYBRAND L.L.P.
August 25, 1997